EXHIBIT 23.1 - ACCOUNTANT CONSENT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Patrick Rodgers, CPA, PA hereby consents to the use of the May 6, 2011 Report of Independent Registered Public Accounting Firm except for Note 1 and Note 9, as to which the date is July 11, 2011, Note 4, Note 8, and Note 10 as to which the date is May 24, 2011, relating to the financial statements of American Resource Management, Inc. (name changed to Puissant Industries, Inc. on March 17, 2011) for the years ended December 31, 2010 and 2009, which are incorporated in this Pre-Effective Amendment No. 3 to Form S-1 Registration Statement No. 333-174222 dated July 19, 2011.

I also consent to the reference to this firm under the caption “Experts” in this registration Statement.

/S/ Patrick Rodgers, CPA, PA
Patrick Rodgers, CPA, PA
Altamonte Springs, Florida

July 19, 2011